UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 17, 2005

PRIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)

Registrant’s telephone number, including area code: (713) 789-1400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On February 17, 2005, our Board of Directors approved amendments to our 1998 Long-Term Incentive Plan (the “LTIP”). The amendments provide that, among other things, (i) no awards issued under the LTIP may be repriced, replaced or regranted through cancellation or by decreasing the exercise price of a previously granted award without prior approval of our stockholders; (ii) awards of stock options and stock appreciation rights will not be granted at an exercise or strike price that is less than the fair market value (as defined in the LTIP) of our common stock on the date of grant of the award; (iii) company loans to participants to pay the exercise price of options are no longer specified as a permitted payment method; and (iv) no new awards may be made under the LTIP after May 12, 2008.

     Our Board of Directors also approved amendments to our Supplemental Executive Retirement Plan (the “SERP”). Pursuant to the amendments, “final annual salary” for purposes of benefits calculations will include the target bonus award in effect on the date of termination in addition to the executive’s final salary. In addition, if an executive’s service is terminated by us prior to his normal retirement date other than for cause (as defined in the SERP), then three years will be added to the executive’s age and time of service for purposes of determining the executive’s eligibility for and the amount of his early retirement benefit. Executives who are terminated by us other than for cause will receive SERP benefits in a lump sum as soon as practicable after such termination in compliance with Section 409A of the Internal Revenue Code.

     The foregoing descriptions of the amendments to the LTIP and the SERP do not purport to be complete and are qualified in their entirety by reference to the full text of the documents.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President, General Counsel and Secretary

Date: February 24, 2005

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